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PROSPECTUS SUPPLEMENT                  Filed pursuant to Rule 424(b)(3) of
---------------------                  the Securities Act of 1933, as amended
(To Prospectus dated
February 13, 1998)                     Registration Statement Nos. 333-44203
                                                               and 333-44203-1


                       PATRIOT AMERICAN HOSPITALITY, INC.
                                       AND
                           WYNDHAM INTERNATIONAL, INC.


         This Prospectus Supplement is a supplement to, and should be read in conjunction with, the Joint Proxy Statement/Prospectus dated February 13, 1998 (the "Joint Proxy Statement/Prospectus") of Patriot American Hospitality, Inc., Wyndham International, Inc. and Interstate Hotels Company. This Prospectus Supplement is not complete and the use thereof without an accompanying Joint Proxy Statement/Prospectus is not authorized by the Patriot Companies. Terms used in this Prospectus Supplement that are defined in the Joint Proxy Statement/Prospectus are used herein as so defined.

         As described therein, the Joint Proxy Statement/Prospectus relates to, among other things, the offer of Paired Shares from time to time by holders of Paired Shares having registration rights. On June 30, 1998, certain of the Fine Entities contributed an aggregate of 1,080,394 Paired Shares to The Milton Fine 1998 Charitable Remainder Unitrust ("Fine Charitable Trust") and an aggregate of 250,000 Paired Shares to The Milton Fine Family Charitable Foundation (together with the Fine Charitable Trust, the "Trusts"), and the Trusts became Registration Rights Holders under the Registration Rights Agreement. As a result, the term "Fine Entities" as used in the Joint Proxy Statement/Prospectus (including without limitation as used in the section captioned "Selling Securityholders") hereafter includes the Trusts.

       Any statement contained in the Joint Proxy Statement/Prospectus will be deemed to be modified and superseded to the extent that a statement set forth in this Prospectus Supplement or in a document subsequently filed under the Exchange Act and incorporated by reference herein modifies or supersedes such statement.


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  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                      OF THIS PROSPECTUS SUPPLEMENT OR THE
                        JOINT PROXY STATEMENT/PROSPECTUS.
                            ANY REPRESENTATION TO THE
                             CONTRARY IS A CRIMINAL
                                    OFFENSE.


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            The date of this Prospectus Supplement is June 30, 1998.